EXHIBIT 10(a)

February 15, 2002

Via Hand Delivery (Mike Vitale)
-------------------------------

TriNET Business Trust
c/o TriNET Systems, Inc.
One Merchant Street
Sharon, MA  02067
Attention: Michael Vitale, James Tinnell and Richard Parker, Trustees

      Re:   InfiNet Systems, LLC

Gentlemen:

I am writing to follow up on our meeting of January 22 and outline the terms under which Farmstead will acquire all of TriNET's interest in InfiNet. At the meeting, we identified four key elements of an acquisition. They are: (1) payment if TriNET service invoices and Mike Vitale expenses; (2) distribution of 2001 InfiNet earnings; (3) purchase by Farmstead of TriNET's interest in InfiNet and (4) provision by TriNET of support and technical services to InfiNet and Farmstead on an ongoing basis. This letter will address each of those acquisition elements. The acquisition transaction will be effective as of January 1, 2002.

Payment of TriNET service invoices and Mike Vitale expenses
-----------------------------------------------------------

As of the date of this letter, InfiNet has paid substantially all of the TriNET invoices and Mike Vitale expenses that were discussed at the January meeting. Remaining invoices and expenses will be paid in due course on standard 30-day terms.

Distribution of 2001 InfiNet earnings
-------------------------------------

InfiNet's net income for the ten months ending December 31, 2001 was $256,158.21 according to the unaudited financial statements. TriNET's proportionate share (49.9%) of InfiNet's unaudited earnings for FY 2001 is $127,822.95 and Farmstead's proportionate share (50.1%) is $128,335.26.

The amount of each party's final distribution of FY 2001 earnings would be subject to (1) an independent audit of InfiNet's financial statements for the ten months ending December 31, 2001 (and any adjustments to earnings as a result of that audit) and (2) the collection of all accounts receivable reflected on the audited December 31, 2001 InfiNet balance sheet. Any accounts receivable not collected by May 31, 2002 would be written off to bad debt and charged against 2001 earnings for purposes of calculating the amount of each party's final distributions. A tax return and audited financial statements will be prepared at Farmstead's expense and a copy of such tax return and financial statement will be provided to TriNET. Each of TriNET and Farmstead will be responsible for taxes attributable to their respective shares of income of InfiNet for the year ended December 31, 2001.

The final (adjusted, if necessary) distributions would be made on June 2, 2002. Assuming there are no audit adjustments and all accounts receivable are collected, TriNET's distribution would be $127,822.95.

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TriNET Business Trust
February 15, 2002
Page 2

The parties would share pro rata in the proceeds from any receivables reflected on the December 31, 2001 balance sheet that are written off and then subsequently collected by InfiNet. Payment will be made by InfiNet immediately upon receipt.

Purchase of TriNET's interest in InfiNet
----------------------------------------

Farmstead hereby purchases all of TriNET's membership interest in InfiNet for $153,334 paid to TriNET in cash simultaneous with the execution of this letter agreement. Upon the execution of this letter agreement, and the receipt of such payment which is hereby acknowledged, the transfer of TriNET's entire interest in InfiNet to Farmstead shall be deemed to have occurred. TriNET hereby represents and warrants that it owns its interest in InfiNet free and clear of any encumbrances and there are no restrictions upon the transfer of that interest to Farmstead as provided herein. Subject to the obligations of the parties under Section X and XI of the InfiNet Limited Liability Company Agreement and under this letter agreement, the parties hereby release one another from any and all obligations with respect to all transactions contemplated by the InfiNet Limited Liability Company Agreement.

Summary of Total Distribution to TriNET
---------------------------------------

Mike Vitale Expenses             $275,000.00    Paid to TriNET
TriNET Share of 2001 Earnings    $127,822.95    Due 2/22/02
Sale of TriNET Interest          $153,334.26    Due at Closing
                                 -----------
                        Total    $556,157.21

Ongoing Service Agreement
-------------------------

TriNET will continue to provide InfiNet and/or Farmstead with installation, repair, maintenance, technical support and other services as and when requested under substantially the same terms regarding pricing, price protection, response times, warranty, liability allocation and other terms that the parties may mutually agree upon.
As you consider these terms, please bear in mind that Farmstead prefers to continue InfiNet as a joint venture with TriNET, and we are trying to reasonably accommodate your desire to end TriNET's participation in InfiNet. Please confirm that the terms and conditions of this letter agreement are acceptable by signing this letter as indicated below.

Sincerely,

/s/George J. Taylor, Jr.
Chairman & CEO

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TriNET Business Trust
February 15, 2002
Page 3

ACCEPTED AND AGREED

TRINET BUSINESS TRUST, MICHAEL VITALE, RICHARD PARKER, JAMES TINNELL,
TRUSTEES


/s/ Michael Vitale             /s/ Richard Parker
Michael Vitale, Trustee        Richard Parker, Trustee


/s/ James Tinnell
James Tinnell, Trustee


TRINET SYSTEMS, INC.

By:     _____________________________
        Its:
        Duly Authorized

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